Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement Nos. 333-124189, 333-127426, 333-130277, 333-142702, and 333-159330 on Form S-8 of Sprint Corporation and subsidiaries of our report dated February 21, 2014, relating to the consolidated financial statements of Clearwire Corporation and subsidiaries as of July 9, 2013 and for the 190 days ended July 9, 2013 (which report expresses an unqualified opinion and includes an Emphasis of Matter paragraph relating to acquisition of Clearwire Corporation by Sprint Communications, Inc. on July 9, 2013) appearing in this Current Report on Form 8-K of Sprint Corporation dated June 18, 2014.
/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
June 18, 2014